Exhibit 99.2

KEWAUNEE Scientific Corporation

ANNUAL SHAREHOLDER SPEECH

AUGUST 23, 2023

ANNUAL SHAREHOLDER SPEECH AUGUST 23, 2023

Annual Shareholder Meeting Speech

August 23, 2023

Good morning. I would like to extend a warm welcome to our shareholders who have set aside time to join us today at Kewaunee’s 2023 annual shareholder meeting. This year’s meeting is again being conducted virtually, providing our shareholders with a more accessible format in which to participate.

Before proceeding, a brief comment regarding forward-looking statements.

Today I will share with you highlights from our recently completed fiscal year ended April 30, 2023, as well as an update on our outlook and strategic direction.

As I am getting started with my comments, I would be remiss not to acknowledge the difficult period that the Company has come through and the patience of our shareholders in seeing us through the past couple of years. I am very pleased with the progress we have made and am very optimistic about Kewaunee’s future.

There will be time for questions at the end of the presentation, and we will take as many as possible. If you do have questions, you may submit them online through the chat function during the presentation. Finally, all materials will be posted to the investor relations section of our website for future reference.

Company Overview:

To begin, we will kick things off with a brief overview of the Company.

Kewaunee is a global organization with over 900 associates serving customers across the Americas, Asia, the Middle East, and Africa. Kewaunee is a leading designer, manufacturer, and installer of laboratory technical furniture, ventilated products, and epoxy resin worktops, which our customers use to furnish a variety of environments.

Our customers operate within multiple end-use markets, which require high-quality laboratory furniture and technical products to furnish their environments. These markets tend to enjoy a durable, long-term growth trend with consistent funding from private and public parties.

Kewaunee’s mission, which the Company has been proudly pursuing since its founding in 1906, is to support organizations that are “encouraging new discovery…Worldwide.” Kewaunee has evolved into the most competitive supplier in the laboratory furniture industry based on prudent management and consistent reinvestment in the Company’s capabilities over time. Kewaunee is the only industry participant that can provide a complete, one-stop laboratory solution to customers, based on its extensive investment in manufacturing capabilities to produce wood and metal casework, flexible metal table systems, fume hoods, ventilated products, and epoxy resin worktops.

The industries served by Kewaunee continue to receive prioritization for investment as companies, governments, and institutions look to encourage discovery that requires specialized environments. The data presented is from the recently published 2023 SEFA Laboratory Enclosures and Furniture Market Report. This remains the most reliable data set available to assess the size and growth trajectory of the markets we serve. As the market leader, I believe Kewaunee is uniquely positioned to capitalize on what continues to be favorable industry growth trends.

Now a discussion on fiscal year 2023:

Fiscal 2023 was a good year for Kewaunee on multiple fronts, resulting in a strengthened organization, well situated to capitalize on its market leading position. Our team continues to execute against our strategic direction, making important progress on multiple initiatives.

Sales during fiscal year 2023 were $219.5M, an increase of 30.0% compared to sales of $168.9M from the prior year. Pre-tax earnings for the fiscal year were $4.5M compared to a pre-tax loss of $2.5M for the prior year. Net earnings for the fiscal year were $738,000, compared to a net loss of $6.1M for the prior year. EBITDA for the fiscal year was $7.5M compared to $394,000 for the prior fiscal year. Diluted earnings per share were $0.25, as compared to a loss per share of $2.20 in the prior fiscal year.

Kewaunee’s Domestic operating segment designs and manufactures laboratory, healthcare, and technical furniture sold within the US marketplace and exported to Canada, Latin and South America, and the Middle East. Our products are designed to meet the highest quality and performance standards, complying with a variety of industry standard-setting bodies.

We work with architects, laboratory planners, general contractors, and owners to develop products that are utilized to furnish laboratories enabling scientists, students, and other practitioners to conduct work that is furthering economic and social progress. Our manufactured products are sold to end-users through our exclusive dealer network and distribution partners.

Domestic sales for fiscal year 2023 were $146.7M, an increase of 15.7% from sales of $126.8M in the prior year. This increase was primarily driven by the pricing of new orders in response to higher raw material input costs. Domestic segment net earnings were $3.4M compared to a net loss of $229,000 in the prior fiscal year. Domestic segment EBITDA was $5.8M compared to $2.2M for the prior year. Domestic segment profitability was negatively impacted during the year by the completion of direct contracts, which were priced and awarded prior to the broad-based inflation experienced in the prior fiscal year. Many of these direct contracts were delivered at a loss for the Company.

Further, as previously disclosed, we made the decision to transition territories where we have historically sold directly to either general contractors or end-users to two of our dealers, Nycom and ISEC. This transition is substantially complete as we close out fiscal year 2023. Additionally, our dealers have invested in both territories, building their pipeline of opportunities, which will begin to result in new awards in the upcoming fiscal year. We expect ISEC and Nycom to serve these territories at a high level based on their strength and our long-standing relationship with both organizations.

Additionally, we are in the process of commissioning approximately $3.3M in new capital that is being invested in our Statesville, North Carolina, metal fabrication facility. This capital replaces several old, obsolete pieces of equipment, significantly increasing our manufacturing capacity and productivity. This investment will result in an improved metal manufacturing cost structure, greater flexibility in responding to surges and demand, and less reliance on overtime to meet production requirements. Further, the increase in our capacity will support continued investment and growth by our channel partners in their businesses.

Our International operating segment participates more comprehensively across the laboratory construction value chain based on a broader set of capabilities. Our ability to provide “turn-key” solutions through the design, construction, manufacture, installation, and maintenance of the laboratory is a competitive advantage that has resulted in our international team continuing to lead in the markets we serve. Currently, our International segment serves customers in India, Africa, Pan-Asia, and the Middle East.

International sales for the fiscal year were $72.8M, an increase of 73.2% from sales of $42.0M in the prior year. The increase in sales was driven by the delivery of several large projects throughout the fiscal year in India, Asia, and Africa. International segment net earnings were $4.5M compared to $2.3M in the prior fiscal year. International segment EBITDA was $6.7M compared to $3.6M for the prior year.

Our international team was awarded a number of very large, high-profile projects over the past two years. These projects began to deliver during the fiscal year, resulting in a significant increase in revenue and profitability for the International segment. These activities required the organization to rapidly scale to meet the demands of delivering multiple large projects across a diverse set of territories (India, Africa, and Asia). Our team’s ability to do so, while continuing to develop and pursue new work, is proof of the depth of our international organization.

Corporate segment net loss was $7.2M for the fiscal year, as compared to $8.2M in the prior fiscal year. Corporate segment EBITDA loss for the fiscal year was $4.9M, a favorable improvement of 8.6% from corporate segment EBITDA loss of $5.4M for the prior year. The change in EBITDA was driven by a change in our Corporate cost allocation methodology after completing a revised transfer pricing study, partially offset by higher pension-related expenses and higher operating expenses.

Now, on to our strategic direction and outlook.

Our vision for Kewaunee is to be the global supplier of choice with customers in the laboratory furniture and infrastructure markets. In pursuing this vision, we have set forth the following principles that continue to guide our actions:

•	We will be easy to do business with,

•	We will get closer to our customers,

•	We will do everything with the highest quality, and

•	We will lead and not follow (we are innovators).

Fiscal year 2023 was a transition year for Kewaunee as we emerged from an extremely disruptive three-year period where we dealt with a global pandemic, rapid broad-based inflation, labor shortages, and supply chain disruptions. A testament to the character and drive of Kewaunee’s leadership team and Associates is that, while managing through these challenges, we continued to invest in and evolve our business, guided by our principles, to better position the Company for the future. The benefits of these decisions became evident as we moved through the year, and our financial performance steadily improved. Kewaunee ends fiscal year 2023 with a strong global management team, a healthy backlog, improved manufacturing capabilities, and end-use markets that continue to prioritize investment in projects that require the products Kewaunee designs and manufactures.

Moving forward, Kewaunee will continue to invest in developing world-class manufacturing capabilities to support our dealer and distribution partners in growing our businesses together. This investment in our capabilities better positions Kewaunee to be the brand of choice for customers building or renovating spaces requiring laboratory furniture and technical products.

As I close, I want to take a moment to thank the Company’s global Associates for their commitment and hard work over the past year. I also want to thank our many loyal customers, dealers, and our national stocking distributor for their support.

I would also like to thank our many shareholders for your continued support. As previously mentioned, Kewaunee has persevered through a difficult period during which we have been busy making impactful changes in the face of strong external headwinds, recapitalizing our financial footing, and investing with our eyes on the future. We are now well positioned to win in a world and business environment that demands foresight and determination. Kewaunee’s future is bright, and I am excited to continue building on our momentum in fiscal 2024.

As I close, please note that Kewaunee will be releasing earnings for the first quarter of the Company’s fiscal year 2024 after the close of business on August 31, 2023.

We will now open the floor for questions.